Filed Pursuant to 433
Registration No. 333-145938
February 12, 2008
Pricing Term Sheet
Procter & Gamble International Funding SCA
Floating Rate Notes due August 19, 2009
Guaranteed by The Procter & Gamble Company

Issuer:	Procter & Gamble International Funding SCA

Guarantor:	The Procter & Gamble Company

Aggregate Principal Amount Offered:	$1,500,000,000

Maturity Date:	August 19, 2009

Coupon (Interest Rate):	3-month U.S. LIBOR + 22 basis points

Price to Public (Issue Price):	100% of principal amount

Interest Payment Dates:	February 19, May 19, August 19, and November 19, commencing May 19, 2008

Day Count Convention:	Actual/360

Redemption:	Not redeemable other than upon certain changes in withholding taxes as described in the Prospectus

Trade Date:	February 12, 2008

Settlement Date (T+4):	February 19, 2008, which is the fourth business day following the trade date specified above (such settlement cycle being referred to as “T+4”). Purchasers should note that the ability to settle secondary market trades of the notes effected on the date of pricing and the succeeding business days may be affected by the T+4 settlement.

CUSIP Number:	742732 AB6

ISIN Number:	US742732AB66

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:	Citigroup Global Markets Inc., Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:	ABN AMRO Incorporated, Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated

Type of Offering:	SEC Registered

Listing:	None

Long-term Debt Ratings of The Procter & Gamble Company:	Moody’s: Aa3 (Negative Outlook); S&P: AA- (Stable)

Note:	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-877-858-5407, Goldman, Sachs & Co. toll free at 1-866-471-2526, or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-866-500-5408.
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